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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Riverstone Networks, Inc.:

   The audits referred to in our report dated March 22, 2001, except as to note 23 which is as of March 28, 2001, included the related financial statement schedule as of March 3, 2001, and for each of the years in the three-year period ended March 3, 2001, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We consent to the inclusion of our reports dated March 22, 2001, except as to note 23 which is as of March 28, 2001, relating to the consolidated balance sheets of Riverstone Networks, Inc. and subsidiaries as of February 29, 2000 and March 3, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 3, 2001, and the related schedule which reports are included herein, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Registration Statement on Form S-1.



                                          /s/ KPMG LLP
Mountain View, California [/R]

June 5, 2001